EXHIBIT 11.1


                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE


                                         Three Months Ended Nine Months Ended
                                            September 30,     September 30,
                                         -----------------------------------
                                            1997    1996     1997    1996
                                           ------  ------   ------  ------
                                                    (In thousands,
                                            except per share information)

Net income (loss) for primary
  and fully diluted earnings
  per share                              $ 16,186 $ 20,749 $(34,450) $62,983
                                         ======== ======== ========  =======

Weighted average shares outstanding        51,481   51,082   51,384   50,696
Incremental shares - stock options            413    1,175      514    1,580
                                         --------  ------- --------  -------

Primary shares                             51,894   52,257   51,898   52,276
Incremental shares - stock options              1        -        6       75
                                         --------  ------- --------  -------

Fully diluted shares                       51,895   52,257   51,904   52,351
                                         ========  ======= ========  =======

Primary and fully diluted
  earnings per share                       $ 0.31   $ 0.40   $(0.67)  $ 1.20
                                          =======  =======  =======  =======